EXHIBIT 10.2

DIVIDEND EQUIVALENT RIGHTS

AGREEMENT

UNDER THE

DIAMONDROCK HOSPITALITY COMPANY

2004 STOCK OPTION AND INCENTIVE PLAN

Name of Holder:

No. of Dividend Equivalent Rights:

Grant Date:

Expiration Date:

Pursuant to the DiamondRock Hospitality Company Stock Option and Incentive Plan (the “Plan”) as amended through the date hereof, DiamondRock Hospitality Company (the “Company”) hereby grants to the Holder named above the Dividend Equivalent Rights (each, a “DER”) set forth above.  Each DER entitles the Holder to a payment equal to the dividends paid on a share of Common Stock, par value $0.01 per share (“Stock”) of the Company, subject to the terms and conditions set forth herein and in the Plan.  The DERs are being issued simultaneously with stock-settled stock appreciation rights (the “Related SARs”) with a similar expiration date.

1.     Vesting Schedule. The Company will make no payments on a DER until such DER shall have become vested. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the vesting schedule hereunder, the following number of DERs shall be vested on the dates indicated:

Number of DERs that are Vested	Vesting Date

2.     Payments.

(a) Upon the vesting of each DER, the Holder will receive a payment equal to the sum of all dividends declared and paid on a share of Stock from the Grant Date through, and including, the vesting date.

(b) After the vesting of each DER and through the DER Termination Date (as defined below), on each date that the Company pays a cash dividend to its shareholders, the Holder will receive a payment equal to the dividend declared and paid on a share of Stock.

3.     Termination. A DER shall terminate on the date (such date shall be referred to as the “DER Termination Date”) that is the earlier of (i) the Expiration Date, (ii) the SAR Exercise Date (as defined below) or (iii) a termination event specified in Section 3(b) below.

(a) Upon the exercise of one or more of the Related SARs (the date of such exercise shall be referred to as the “SAR Exercise Date”), an equal number of DERs shall automatically terminate.

(b) If the Holder’s employment by the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the DER may be subject to earlier termination as set forth below.

(i)    Termination Due to Death. If the Holder’s employment terminates by reason of death, any DER held by the Holder shall become fully vested and may thereafter be exercised by the Holder’s legal representative or legatee until the Expiration Date.

(ii)  Termination Due to Disability. If the Holder’s employment terminates by reason of disability (as determined by the Administrator), any DER held by the Holder shall become fully exercisable and may thereafter be exercised by the Holder until the Expiration Date.

(iii)  Termination Due to Retirement. Upon a Retirement, as defined in the Severance Agreement dated March 9, 2007, between the Holder and the Company (the “Severance Agreement”), all of the DERs held by the Holder shall continue to vest on the schedule set forth in Section 1 hereof and may thereafter be exercised by the Holder until the Expiration Date.

(iv)  Termination without Cause or Resignation for Good Reason.

(a) If following a “Change in Control”, the Holder is terminated without “Cause” or if he or she resigns for “Good Reason” (as such terms are defined in the Severance Agreement), all of the SARs held by the Holder shall continue to vest on the schedule set forth in Section 1 hereof and may thereafter be exercised by the Holder until the earlier of (i) the Expiration Date or (ii) the fifth anniversary of such vesting.

(b) If there has not been a Change in Control within, and the Holder is terminated without “Cause” or if he or she resigns for “Good Reason”, then the Board of Directors could, in its sole discretion, determine whether unvested SARs and DERs would continue to vest and the amount of time that the officer would have to exercise any vested SARs and DERs after such vesting, if any. If the Board of Directors, in its sole discretion, does not decide to extend the vesting or exercise period of any SARs or DERs within 45 days of such termination or resignation, any SAR held by the Holder may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any SAR that is not exercisable at such time shall terminate immediately and be of no further force or effect.

(v)  Voluntary Resignation (without Good Reason) If the Holder voluntarily resigns his or her employment other than for Good Reason, the DERs will continue to vest for a period of three months from the date of termination or until the Expiration Date. Any DER shall terminate immediately upon the three month anniversary of such resignation and be of no further force or effect.

(vi)  Termination for Cause. If the Holder’s employment terminates for Cause (as defined in the Severance Agreement), any DER held by the Holder shall terminate immediately and be of no further force and effect.

(vii)  Other Termination. If the Holder’s employment terminates for any reason other than set forth above in sub-paragraphs (i) through (vi), and unless otherwise determined by the Administrator, any DER held by the Holder may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier. Any DER shall terminate immediately upon the three month anniversary of such termination and be of no further force or effect.

The Administrator’s determination of the reason for termination of the Holder’s employment shall be conclusive and binding on the Holder and his or her representatives or legatees.

4.     Incorporation of Plan. Notwithstanding anything herein to the contrary, this DER shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

5.     Transferability. This Agreement is personal to the Holder, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

6.     Tax Withholding. The Holder shall pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of any taxable event related to the DER.

7.     Change in Control. Upon a Change in Control, as such term is defined in the Severance Agreement, notwithstanding paragraph 1 hereof, all of the DERs will immediately vest unless the awards are assumed, converted, or replaced by the continuing entity.

8.     Miscellaneous.

(a) Notice hereunder shall be given to the Company at its principal place of business, and shall be given to the Holder at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This DER does not confer upon the Holder any rights with respect to continuance of employment by the Company or any Subsidiary.

DIAMONDROCK HOSPITALITY COMPANY

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Holder’s Signature
Holder’s name and address: